LP Building Solutions Reports Fourth Quarter and Full Year 2024 Results, and Provides First Quarter and Full Year Outlook for 2025
NASHVILLE, Tenn. (Feb 19, 2025) - Louisiana-Pacific Corporation (LP) (NYSE: LPX), a leading manufacturer of high-performance building products, today reported its financial results for the fourth quarter and year ended December 31, 2024.
Key Highlights for the Fourth Quarter of 2024, Compared to the Fourth Quarter of the Prior Year
•Siding net sales increased by 9% to $362 million
•Oriented Strand Board (OSB) net sales decreased by 2% to $267 million
•Consolidated net sales increased by 3% to $681 million
•Net income was $63 million, an increase of $4 million
•Net income per diluted share was $0.89 per share, an increase of $0.08 per diluted share
•Adjusted EBITDA(1) was $125 million, a decrease of $5 million
•Adjusted Diluted EPS(1) was $1.03 per diluted share, an increase of $0.32 per diluted share
•Cash provided by operating activities was $105 million, a decrease of $54 million
Key Highlights for the Full Year 2024, Compared to the Prior Year
•Siding net sales increased by 17% to $1.6 billion
•OSB net sales increased by 15% to $1.2 billion
•Consolidated net sales increased by 14% to $2.9 billion
•Net income was $420 million, an increase of $243 million
•Net income per diluted share was $5.89 per share, an increase of $3.43 per diluted share
•Adjusted EBITDA(1) was $688 million, an increase of $210 million
•Adjusted Diluted EPS(1) was $5.88 per diluted share, an increase of $2.66 per diluted share
•Cash provided by operating activities was $605 million, an increase of $289 million
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS" below for additional information regarding the Non-GAAP financial measures.
Capital Allocation Update
•Paid $212 million to repurchase 2.4 million of LP's common shares during 2024, leaving 70 million common shares outstanding and $238 million remaining repurchase authorization under the existing share repurchase program
•Since year end, paid an additional $51 million for 0.5 million shares
•Invested $183 million in capital expenditures in 2024
•Paid $74 million in cash dividends in 2024
•Announced a quarterly cash dividend of $0.28 per share for the first quarter of 2025, up 8% from the previous $0.26 per share quarterly dividend
•Total liquidity of approximately $900 million at end of 2024

"LP's Siding business delivered a strong end to a record year, with 9% revenue growth in the quarter and 17% growth for the year,” said LP Chairperson and Chief Executive Officer Brad Southern. “Growth, margin expansion, and a very strong balance sheet leave LP well positioned for further investments in demand creation and Siding capacity expansion."

First Quarter and Full Year 2025 Outlook
The Company is providing financial guidance for the first quarter of 2025 and full year 2025 as set forth in the table below. Guidance is based on current plans and expectations, and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

	First Quarter 2025	Full Year 2025
Siding Net sales year-over-year growth	$390 million to $400 million (+9-11% growth)	$1.65 billion to $1.7 billion (+7-9%growth)
Siding Adjusted EBITDA(2)	$95 million to $105 million (~25% margin3)	$415 million to $425 million (~25% margin3)
OSB Adjusted EBITDA(2)(4)(5)	$35 million to $45 million	$200 million to $210 million
Consolidated Adjusted EBITDA(2)(4)(5)(6)	$130 million to $150 million	$615 million to $635 million
Capital Expenditures(7)		~$410 million
(2) This is a non-GAAP financial measure. Reconciliation of Siding Adjusted EBITDA, OSB Adjusted EBITDA, and consolidated Adjusted EBITDA guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. Our inability to reconcile these measures results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliation. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliation, such as business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted U.S. GAAP measures. The Company expects that these adjustments may potentially have a significant impact on future GAAP financial results.
(3) This is a non-GAAP financial measure and is calculated as Adjusted EBITDA divided by net sales.
(4) We determine the cycle average for OSB Adjusted EBITDA by dividing the sum of the full year 2014 through 2020 and 2023-2024 OSB Adjusted EBITDA by total OSB sales volume over the same periods to determine the average Adjusted EBITDA per thousand square feet on a 3/8 basis ("Average Adjusted EBITDA/MSF"). The Average Adjusted EBITDA/MSF is multiplied by the total OSB production capacity multiplied by 85%, the average capacity utilization over the same period.
(5) For purposes of calculating the full year 2025 OSB Adjusted EBITDA and full year 2025 consolidated Adjusted EBITDA amounts in the table above, the second quarter through the fourth quarter of 2025 Adjusted EBITDA is assumed to be at our cycle average run rate.
(6) For purposes of calculating the first quarter 2025 and full year 2025 consolidated Adjusted EBITDA, LP has assumed that LP South America Adjusted EBITDA would fully offset Other Adjusted EBITDA.
(7) Capital expenditures related to strategic growth and sustaining maintenance projects are expected to be approximately $200 million and $210 million, respectively, for full year 2025.
Fourth Quarter 2024 Highlights
Net sales for the fourth quarter of 2024 increased year-over-year by $22 million (or 3%) to $681 million. Siding revenue increased by $29 million (or 9%) to $362 million, due to 3% higher volumes and 6% higher prices. OSB net sales decreased by $5 million (or 2%) to $267 million, driven by 7% lower prices partially offset by 6% higher volumes.
Net income increased year-over-year by $4 million to $63 million ($0.89 per diluted share). This increase primarily reflects a decrease in Adjusted EBITDA of $5 million (or 4%) and a $15 million increase in tax provision, offset by a decrease in foreign currency loss. The year-over-year decrease in Adjusted EBITDA includes $18 million due to lower OSB selling prices, partially offset by higher Siding net sales and higher OSB sales volumes.
Full Year 2024 Highlights
Net sales for 2024 increased year-over-year by $360 million (or 14%) to $2.9 billion. Siding revenue increased by $230 million (or 17%) to $1.6 billion, due to 11% higher volumes and 6% higher prices. OSB revenue increased by $159 million (or 15%) to $1.2 billion, due to 10% higher volumes and 4% higher prices.
Net income increased year-over-year by $243 million (or 137%) to $420 million ($5.89 per diluted share). The increase primarily reflects a $210 million increase in Adjusted EBITDA, a $46 million improvement in business exit credits and charges, and the non-recurrence of OSB patent-related settlement claims of $16 million paid in 2023. This was partially offset by a $66 million increase in the provision for income taxes. The year-over-year increase in Adjusted EBITDA includes $143 million from higher Siding net sales, $55 million from higher OSB sales volumes, and $35 million due to higher OSB selling prices.
Segment Results
Siding
The Siding segment serves diverse end markets with a broad product portfolio of engineered wood siding, trim, soffit, and fascia, including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions® (collectively referred to as Siding Solutions).

Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Net sales	$362	$332	9%	$1,558	$1,328	17%
Adjusted EBITDA	72	72	1%	390	269	45%

	Quarter Ended December 31, 2024 versus 2023		Year Ended December 31, 2024 versus 2023
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Siding Solutions	6%	3%	6%	11%
The year-over-year net sales increase for the Siding segment for the three and twelve months ended December 31, 2024, reflects increased sales volumes and higher average selling prices. Approximately half of the 6% price improvement was the result of annual list price increases, and half due to favorable mix. ExpertFinish accounted for 8% and 9% of volume and 12% and 13% of sales in the three and twelve months ended December 31, 2024, respectively, contributing significantly to this favorable mix.
Fourth quarter 2024 Adjusted EBITDA increased year-over-year by $1 million, primarily reflecting the impacts of the net sales increase, partially offset by ongoing investments in sales and marketing and maintenance costs at the Company's Houlton, Maine facility. For the twelve months ended December 31, 2024, the full year increase in Adjusted EBITDA of $121 million primarily reflects the impact of the net sales increase.
Oriented Strand Board (OSB)
The OSB segment manufactures and distributes OSB structural panel products, including the innovative value-added OSB product portfolio known as LP® Structural Solutions (which includes LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP NovaCore® Thermal Insulated Sheathing, LP® FlameBlock® Fire-Rated Sheathing, and LP® TopNotch® 350 Durable Sub-Flooring).
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Net sales	$267	$272	(2)%	$1,184	$1,026	15%
Adjusted EBITDA	50	59	(15)%	298	220	35%

	Quarter Ended December 31, 2024 versus 2023		Year Ended December 31, 2024 versus 2023
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(7)%	—%	5%	9%
OSB - Commodity	(6)%	12%	4%	11%
Fourth quarter 2024 net sales for the OSB segment decreased year-over-year by $5 million (or 2%), reflecting an $18 million decrease in revenue due to lower OSB selling prices, partially offset by a $13 million increase in sales volumes. For the twelve months ended December 31, 2024, the year-over-year increase in net sales of $159 million (or 15%) reflects a $106 million increase in sales volumes and a $35 million increase in revenue due to higher OSB selling prices.
Adjusted EBITDA for the fourth quarter of 2024 decreased year-over-year by $9 million, primarily due to lower OSB prices offset by higher volumes. Adjusted EBITDA for the twelve months ended December 31, 2024 increased year-over-year by $78 million, due to higher average selling prices and volumes.
LPSA
The LPSA segment manufactures and distributes OSB structural panel and Siding Solutions products in South America and certain export markets. This segment also sells and distributes a variety of companion products to support the region’s transition to wood frame construction. The LPSA segment carries out manufacturing operations in Chile and Brazil and operates sales offices in Argentina, Brazil, Chile, Colombia, Mexico, Paraguay, and Peru.

Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Net sales	$50	$52	(5)%	$190	$205	(8)%
Adjusted EBITDA	13	11	16%	42	42	—%

	Quarter Ended December 31, 2024 versus 2023		Year Ended December 31, 2024 versus 2023
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(14)%	11%	(16)%	9%
Siding Solutions	(4)%	(20)%	(18)%	6%
The year-over-year net sales decrease and Adjusted EBITDA increase for the three months ended December 31, 2024, reflect lower selling prices and unfavorable currency fluctuations, partially offset by higher OSB volumes. The year-over-year net sales decrease and flat Adjusted EBITDA for the twelve months ended December 31, 2024, reflect lower selling prices and unfavorable currency fluctuations, partially offset by higher sales volumes and the non-recurrence of equipment transfer costs from the prior year.
Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public by going to investor.lpcorp.com and clicking “Events” under the “News & Events” header.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood products that meet the demands of builders, remodelers and homeowners worldwide. LP's extensive portfolio of innovative and dependable products includes Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP® Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP NovaCore® Thermal Insulated Sheathing, LP® FlameBlock® Fire-Rated Sheathing, and LP® TopNotch® 350 Durable Sub-Flooring) and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 22 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and assumptions of, and on information available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Forward looking statements can be identified by words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” "assume," “intend,” “plan,” “estimate,” “project,” “target,” “potential,” “continue,” “likely,” or “future,” as well as similar expressions, or the negative or other variations thereof, and include other statements regarding matters that are not historical facts, including without limitation, plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion and other growth initiatives, the adequacy of reserves for loss contingencies, and any statements regarding the Company's financial outlook. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal and monetary policies, including higher or new tariffs and levels of employment; changes in general and global economic conditions, including impacts from rising inflation, supply chain disruptions, new, ongoing, or escalated geopolitical or military conflicts or tensions including the conflict between Russia and Ukraine, the conflict in Israel and the surrounding areas, tensions between the United States and China and tensions between China and Taiwan, and global pandemics and/or health emergencies; the commodity nature of a segment of our products and the prices for those products, which are determined in significant part by external factors such as total industry capacity and wider industry cycles affecting supply and demand trends; changes in the cost and availability of capital; changes in the cost and availability of financing for home mortgages; changes in the level of home construction and repair and remodel activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers of building products; changes in the relationship between the supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation, including transportation services provided by third parties; our dependence on third-party vendors and suppliers for certain goods and services critical to our business; operational and financial impacts from manufacturing our products internationally; difficulties in the development, launch or production ramp-up of new products; our ability to attract and retain qualified executives, management and other key employees; the need to formulate and implement effective succession plans from time to time for key members of our management team; impacts from public health issues (including global pandemics) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; our ability to identify and successfully complete and integrate acquisitions, divestitures, joint ventures, capital investments and other corporate strategic transactions; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in global or regional climate conditions, the impacts of climate change, and potential government policies adopted in response to such conditions; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, Chilean peso, and Argentine peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by our competitors or other third parties; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, political or civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.
Use of Non-GAAP Information
In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. In this press release, we disclose income attributed to LP from continuing operations before interest expense, provision for income taxes, depreciation and amortization, and excluding stock-based compensation expense, loss on impairment attributed to LP, business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, and other non-operating items, as Adjusted EBITDA from continuing operations (Adjusted EBITDA), which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP from continuing operations, excluding loss on impairment attributed to LP, business exit credits and charges, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, and pension settlement charges, and adjusting for a normalized tax rate, as Adjusted Income from continuing operations (Adjusted Income). We also disclose Adjusted Diluted EPS from continuing operations (Adjusted Diluted EPS), which is calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods. Reconciliations of Adjusted EBITDA, Adjusted Income and Adjusted Diluted EPS to their most directly comparable U.S. GAAP financial measures, net income, income attributed to LP and income attributed to LP per diluted share, respectively, are presented below.

Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measures of net income, income attributed to LP from continuing operations, and income attributed to LP from continuing operations per diluted share, or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$681	$658	$2,941	$2,581
Cost of sales	(519)	(499)	(2,110)	(1,988)
Gross profit	162	159	832	593
Selling, general, and administrative expenses	(76)	(66)	(291)	(257)
Impairment of long-lived assets	(5)	(5)	(5)	(30)
Other operating credits and charges, net	(6)	1	(4)	(19)
Income from operations	75	89	530	287
Interest expense	(2)	(5)	(14)	(14)
Investment income	5	8	22	18
Other non-operating income (expense)	7	(26)	9	(43)
Income before income taxes	85	65	547	248
Provision for income taxes	(23)	(7)	(140)	(74)
Equity in unconsolidated affiliate	—	1	13	3
Net income	$63	$59	$420	$178

Net income attributed to LP per share of common stock:
Basic	$0.89	$0.81	$5.91	$2.47
Diluted	$0.89	$0.81	$5.89	$2.46

Average shares of common stock used to compute net income (loss) per share:
Basic	70	72	71	72
Diluted	70	72	71	72

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$340	$222
Receivables, net	131	155
Inventories	357	378
Prepaid expenses and other current assets	27	23
Total current assets	855	778

Timber and timberlands	29	32
Property, plant, and equipment, net	1,592	1,540
Operating lease assets, net	25	25
Goodwill and other intangible assets	26	27
Investments in and advances to affiliates	17	5
Other assets	20	20
Deferred tax asset	4	11
Total assets	$2,569	$2,437

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$287	$254
Income tax payable	11	5
Total current liabilities	299	259

Long-term debt	348	347
Deferred income taxes	145	162
Non-current operating lease liabilities	24	25
Contingency reserves, excluding current portion	27	25
Other long-term liabilities	57	61
Total liabilities	899	880

Stockholders’ equity:
Common stock	86	88
Additional paid-in capital	478	465
Retained earnings	1,615	1,479
Treasury stock	(386)	(386)
Accumulated comprehensive loss	(122)	(89)
Total stockholders’ equity	1,671	1,557
Total liabilities and stockholders’ equity	$2,569	$2,437

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$63	$59	$420	$178
Adjustments to net income:
Depreciation and amortization	33	32	126	119
Impairment of goodwill and long-lived assets	5	5	5	30
Loss (gain) on sale of assets, net	2	—	2	(7)
Pension loss (gain) due to settlement	—	(2)	—	4
Deferred taxes	(3)	1	(4)	44
Foreign currency remeasurement and transaction loss	1	29	—	50
Other adjustments, net	7	(2)	6	26
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	10	44	3	(8)
Inventories	6	—	9	(46)
Prepaid expenses and other current assets	6	4	(5)	(1)
Accounts payable and accrued liabilities	(5)	(4)	23	(40)
Income taxes payable, net of receivables	(19)	(7)	19	(33)
Net cash provided by operating activities	105	159	605	316
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(61)	(64)	(183)	(300)
Acquisition of facility assets	—	—	—	(80)
Proceeds from sale of assets	—	—	1	9
Investment in affiliates	—	—	(17)	—
Other investing activities, net	—	—	16	(4)
Net cash used in investing activities	(61)	(64)	(183)	(376)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	—	—	—	(80)
Borrowing of long-term debt	—	—	—	80
Payment of cash dividends	(18)	(17)	(74)	(69)
Purchase of stock	(24)	—	(212)	—
Other financing activities	1	2	(7)	(8)
Net cash used in financing activities	(41)	(15)	(292)	(77)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(9)	(18)	(12)	(24)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(6)	62	118	(161)
Cash, cash equivalents, and restricted cash at beginning of period	346	160	222	383
Cash, cash equivalents, and restricted cash at end of period	$340	$222	$340	$222

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables present summary data relating to: (i) housing starts within the United States, (ii) our sales volumes, and (iii) our Overall Equipment Effectiveness (OEE) performance. We consider the following items to be key performance indicators for our business because LP’s management uses these metrics to evaluate our business and trends in our industry, measure our performance, and make strategic decisions. We believe that the key performance indicators presented may provide additional perspective and insights when analyzing our core operating performance. These key performance indicators should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the financial measures that were prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). These measures may not be comparable to similarly titled performance indicators used by other companies.
We monitor housing starts, which is an indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently, and therefore, as presented by us, our housing start data may not be comparable to similarly titled indicators reported by other companies.
The following table sets forth housing starts for the quarter and year ended December 31, 2024 and 2023:

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Housing starts[1]:
Single-Family	227	239	1,010	948
Multi-Family	92	102	355	472
	319	341	1,364	1,420

[1]Actual U.S. housing starts data, in thousands, reported by U.S. Census Bureau as published through January 17, 2025.
We monitor sales volumes for our products in our Siding, OSB, and LPSA segments, which we define as the amount of our products sold within the applicable period measured in million square feet (MMSF) on a standard 3/8" thickness basis. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volume data differently, and therefore, as presented by us, sales volume data may not be comparable to similarly titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the quarter and year ended December 31, 2024 and 2023:

	Quarter Ended December 31, 2024				Quarter Ended December 31, 2023
Sales Volume	Siding	OSB	LPSA	Total	Siding	OSB	LPSA	Total
Siding Solutions (MMSF)	401	—	6	407	389	—	8	397
OSB - Structural Solutions (MMSF)	—	408	147	555	—	408	132	540
OSB - Commodity (MMSF)	—	419	—	419	—	375	—	375

	Year Ended December 31, 2024				Year Ended December 31, 2023
Sales Volume	Siding	OSB	LPSA	Total	Siding	OSB	LPSA	Total
Siding Solutions (MMSF)	1,719	—	35	1,754	1,547	—	33	1,580
OSB - Structural Solutions (MMSF)	—	1,705	548	2,253	—	1,559	502	2,061
OSB - Commodity (MMSF)	—	1,680	—	1,680	—	1,512	—	1,512

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to monitor operational improvements. We use a best-in-class target across all LP sites that allows us to optimize capital investments, focus maintenance and reliability improvements, and improve overall equipment efficiency. It should be noted that other companies may present OEE data differently, and therefore, as presented by us, OEE data may not be comparable to similarly titled measures reported by other companies.
OEE for the quarter and year ended December 31, 2024 and 2023 for each of our segments is listed below:

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Siding	75%	77%	77%	77%
OSB	78%	76%	78%	75%
LPSA	69%	79%	72%	75%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(AMOUNTS IN MILLIONS)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
NET SALES
Siding	$362	$332	$1,558	$1,328
OSB	267	272	1,184	1,026
LPSA	50	52	190	205
Other	2	1	9	22
Total Sales	$681	$658	$2,941	$2,581

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$63	$59	$420	$178
Add (deduct):
Provision for income taxes	23	7	140	74
Depreciation and amortization	33	32	126	119
Stock-based compensation expense	5	4	20	13
Loss on impairment attributed to LP	5	5	5	6
Other operating credits and charges, net	6	2	8	18
Business exit credits and charges	—	(3)	(14)	32
Interest expense	2	5	14	14
Investment income	(5)	(8)	(22)	(18)
Pension settlement charges	—	(2)	—	4
Other non-operating items	(7)	28	(9)	39
Adjusted EBITDA	$125	$129	$688	$478

Siding	$72	$72	$390	$269
OSB	50	59	298	220
LPSA	13	11	42	42
Other	(11)	(12)	(42)	(53)
Total Adjusted EBITDA	$125	$129	$688	$478

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income per share - diluted	$0.89	$0.81	$5.89	$2.46

Net income	$63	$59	$420	$178
Add (deduct):
Loss on impairment attributed to LP	5	5	5	6
Other operating credits and charges, net	6	2	8	18
Business exit credits and charges	—	(3)	(14)	32
Pension settlement charges	—	(2)	—	4
Reported tax provision	23	7	140	74
Adjusted income before tax	97	68	559	311
Normalized tax provision at 25%	(24)	(17)	(140)	(78)
Adjusted Income	$72	$51	$419	$233
Diluted shares outstanding	70	72	71	72
Adjusted Diluted EPS	$1.03	$0.71	$5.88	$3.22